Exhibit 3.1

AMENDMENT TO THE

AMENDED AND RESTATED BYLAWS OF

NETLIST, INC.

a Delaware Corporation

The Amended and Restated Bylaws (“Bylaws”) of Netlist, Inc., a Delaware corporation, are hereby amended, effective December 26, 2017, to amend and restate Section 3.1(a) of Article 3 to read in its entirety as follows:

(a)                                 The exact number of directors shall be fixed from time to time, within any limits specified in the Certificate of Incorporation, exclusively by a resolution duly adopted by the Board of Directors, except that in the absence of any such resolution, such number shall be one (1).  Each director shall hold office until such director’s successor shall be duly elected and qualified or until such director’s earlier resignation or removal.  Directors need not be stockholders.  If, for any cause, the Board of Directors shall not have been elected at an annual meeting, they may be elected as soon as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.  In no case will a decrease in the number of directors shorten the term of any incumbent director.